UNITED STATES SECURITIES & EXCHANGE COMMISSION
                           Washington, D.C.  20549


                               PROXY STATEMENT
      Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                              (Amendment No.  )

Filed by the Registrant  [X]

Filed by a party other than the Registrant  [ ]

Check the appropriate box:
[ ] Preliminary Proxy Statement
[ ] Definitive Proxy Statement
[X] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Sec. 240.14a-11(c) or Sec. 240.14a-12
[ ] Confidential, for Use of the Commission Only (as permitted by
    Rule 14a-6(e)(2))

                            PIER 1 IMPORTS, INC.
              (Name of Registrant as Specified In Its Charter)


                            PIER 1 IMPORTS, INC.
                 (Name of Person(s) Filing Proxy Statement)


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[ ] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
    Item 22(a)(2) of Schedule 14A.
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    Rule 14a-6(i)(3).
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
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[ ] Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act
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
                            PIER 1 IMPORTS, INC.
                       301 Commerce Street, Suite 600
                           Fort Worth, Texas 76102


   Company's Proxy Solicitation in Response to Union Shareholder Proposal


                                                  June 7, 1996


Dear Shareholder:

    As a shareholder of Pier 1 Imports, Inc. (the "Company"), you have probably received the Company's Proxy Statement and white proxy card for the Annual Meeting of Shareholders to be held on June 27, 1996, at 10:00 a.m., local time, at the Radisson Plaza Hotel, Grand Crystal Ballroom, Section A, 815 Main Street, Fort Worth, Texas. You also may have received proxy solicitation materials with an orange proxy card from the United Food and Commercial Workers Union Local 99R (the "UFCW") seeking proxies for its proposal to recommend adoption by the Company of a confidential voting policy for shareholders and supporting another shareholder proposal.

 The Board of Directors recommends that you discard the UFCW's orange proxy card.

    The Board of Directors does not believe that the UFCW is genuinely concerned with the Company's shareholders, but rather is attempting to pressure Company management regarding a labor dispute between the UFCW and Albertson's Inc. in the State of Arizona. The only connection between the Company and Albertson's is the membership of Clark A. Johnson, Chairman and Chief Executive Officer of the Company, on the board of directors of Albertson's. The UFCW has no bargaining relations with the Company and has no connection with the Company other than its ownership of 148 shares of Common Stock.

    Albertson's is a large national grocery store chain headquartered in Boise, Idaho with a number of stores located in Arizona. The UFCW has engaged in an apparently unsuccessful campaign to organize Albertson's employees in Arizona, and now the UFCW is extending that campaign to pressure Company management to influence Albertson's to make concessions in their dispute. As a tactic, the UFCW has targeted the Company and four other companies with directors on the Albertson's board to harass them in an attempt to obtain assistance. The UFCW sent letters to the Company's directors asking them to pressure Clark Johnson to resign from the Albertson's board of directors. We understand that the UFCW sent similar letters to directors of the other companies having a shared director with Albertson's. After failing to obtain its desired result, the UFCW announced its intention to independently solicit proxies for a shareholder proposal at the Company's Annual Meeting. The UFCW also used this tactic against the other four companies.

    As a Company shareholder you may ask whether the UFCW's solicitation is motivated to benefit shareholders of the Company or whether it is pursuing an agenda for its own separate benefit. The UFCW could have included its proposal in the Company's earlier proxy statement under the established rules of the Securities and Exchange Commission if it had held the requisite shares of Common Stock for at least one year and satisfied the other specified requirements. Instead, the UFCW is engaging in a separate solicitation that requires the Company to spend additional time, effort and expense to respond to the UFCW solicitation.

    In the opinion of the Board of Directors, the proposal is an inappropriate attempt to involve the Company in the labor dispute between the UFCW and Albertson's and is an abuse of the proxy solicitation process. The UFCW's labor dispute is not with the Company, and management has no desire to become a part of that dispute.

    The UFCW is soliciting proxies for the following proposal:

    Resolved, that shareholders recommend the Company adopt a confidential voting policy for shareholders, to which the only exceptions shall be disclosure to independent inspectors of election, or as required by law. This shall not be construed as preventing disclosure to management of information other than how the proxy card has been voted, such as address changes or comments.

    The Board of Directors believes that the proposal is unnecessary. Any shareholder wishing to vote confidentially can easily do so by holding his shares through a broker, bank or other nominee. Votes cast by individuals holding through nominees are transmitted by the nominees to the Company's transfer agent, who maintains all shareholder records and tabulates votes. The Company does not have access to information regarding votes cast by those beneficial owners. Currently more than 90% of the Company's Common Stock is held by brokers and other nominees, and therefore the confidential voting proposal would affect holders of less than 10% of the Common Stock. In fact, the UFCW held its 148 shares through a broker until February 20, 1996, when it ordered the shares registered in its name, presumably only to generate a rationale for making its proposal.

    The Board of Directors respects the right of all shareholders to vote their shares according to their best judgment and believes that the Company has always conducted its proxy solicitations in a completely fair and equitable manner. The UFCW does not indicate an instance of coercion or retaliation by management against shareholders for their votes and in fact states in its solicitation material that it in no way suggests that management has threatened to retaliate against shareholders. The UFCW proposal is aimed at a problem that does not exist at the Company. In routine proxy solicitations confidential voting is generally considered unnecessary. In contested solicitations or complex situations, however, the Board of Directors may desire flexibility in understanding how some shareholders have voted in order to seek their support or otherwise manage the circumstances in the best interests of the Company and its shareholders.

    Some beneficial owners are large institutional investors that are not subject to coercion suggested by the UFCW, and these institutional investors may wish for their vote on certain issues to be available to management when
that vote is intended to send a message to management.   By complying with
the non-objecting beneficial ownership procedures, the Company can obtain the identity of certain individual owners who have previously consented to that disclosure by their brokers, but the Company cannot use these rules to obtain information about the voting of these individuals. The UFCW's confidential voting proposal would preclude the Company from knowing how large institutional investors are voting or from trying to understand the reasons for particular votes.

    For the reasons explained above, and because voting for the proposal supports and encourages the UFCW to continue to attempt inappropriate and improper methods to prevail in its personal disputes, your Board of Directors urges you to vote AGAINST the stockholder proposal regarding confidential voting.

    The UFCW proxy solicitation materials also supports the other stockholder proposal, which is contained in the Company's proxy statement, requesting the Company to retain an investment banker to evaluate options to enhance shareholder value. The Board of Directors believes the Company is well positioned to enjoy profitable growth and at this time intends for management to concentrate its efforts on the expansion and profitability of the Company's core business. Total shareholder return of the Company during the past five years has outperformed both the S&P 500 and the peer group of high-growth retail companies.

    In his statement in support of his proposal that was printed in the Company's Proxy Statement, Mr. Boyar describes certain actions taken by management that he suggests have contributed to poor performance in the price of the Company's stock. In particular he mentions the adoption of the Company's share purchase rights plan or "poison pill" as one such action. During its consideration of adopting a poison pill, the Board was provided a study by its investment banking firm showing that the adoption of a poison pill had no significant long-term effect on the stock price of companies adopting poison pills. The Board also was given data from two independent studies conducted in 1988 that showed that companies with share purchase rights plans generally received significantly higher prices during a take-over than companies without such plans. On the day prior to adoption of the Company's share purchase rights plan the closing price of the Company's common stock was $7 5/8 per share, and a little more than a year later on the last day of the Company's last fiscal year the price was $13 1/8. In early June 1996, the price of the Company's stock exceeded $16 per share. It is also noteworthy that over 1,700 public companies have adopted a share purchase rights plan similar to that of the Company. Mr. Boyar asserts that the Company's senior executive bonus program is also detrimental to the stock performance, but he offers no basis for such assertion nor is the Board aware of anything that indicates that the size of the Company's bonuses to executives has any effect on stock price. It should be noted that senior executive bonuses for the past three years have been based on the relative performance of the Company's stock price plus dividend return, and bonuses have increased only to the extent of the Company's relative shareholder return compared to its peer group. Finally, Mr. Boyar suggests an adverse impact to shareholders because the Company has had $3 million of its excess cash managed by persons affiliated with a member of the Board. That investment was made as a temporary placement of excess funds in 1993, more than a year prior to such member's election to the Board of Directors. Although the Company received an average annual compounded rate of return of 14.7% on these funds, the Company closed the investment at the end of March 1996 to eliminate any appearance of conflict.

    The Board of Directors regularly reviews the Company's position and strategic direction as well as available options and potential alternatives, and from time to time consults with investment banking firms in this regard. The Board has taken and will continue to take steps that it believes are prudent to increase shareholder value. The Board is opposed to the proposal to engage an investment banker because it is only one narrowly focused method, and not the appropriate method at this time, to maximize shareholder value.

    Your Board of Directors recommends a vote AGAINST the stockholder proposal requesting the Company to retain an investment banker.

                             VOTING INSTRUCTIONS

    If you have not previously executed and returned a proxy card, please complete, sign, date and return the accompanying blue-striped proxy card in the enclosed postage paid envelope, marking your preferences as to each matter. If any matter is not marked, the matter will be voted in accordance with the recommendations of the Board of Directors.

    If you have previously signed, dated and returned a white proxy card from the Company, you have conferred discretionary authority on the proxies with respect to the confidential voting proposal and the proxies intend to vote against the UFCW proposal in accordance with the recommendation of the Board of Directors. If you wish to specifically vote AGAINST the UFCW proposal, please sign, date and return the enclosed blue-striped proxy card.

    If you have previously executed and returned an orange proxy card from the UFCW (either without executing a white proxy card or after executing a white proxy card) and you marked a vote FOR this proposal, you may change your vote to vote AGAINST this proposal by signing, dating and returning a later-dated blue-striped proxy card in the enclosed postage paid envelope.

    If you have previously submitted a white proxy card (and you have not executed a later-dated proxy card), and you would like to revoke the discretionary authority conferred on the proxies who intend to vote against the UFCW proposal, you must mark your preference on the accompanying blue-striped proxy card and sign, date and return the card.

    If any other matters should properly come before the Annual Meeting of Shareholders, the persons named on the proxy card intend to vote the matter in accordance with their best judgment.

    The accompanying proxy is solicited by the Board of Directors for use at the Annual Meeting of Shareholders to be held June 27, 1996, and at any adjournment thereof. You may revoke the proxy at any time prior to the time it is voted by delivery to the Corporate Secretary of the Company at the Company's principal executive offices at 301 Commerce Street, Suite 600, Fort Worth, Texas 76102 of a written notice of revocation bearing a later date than the proxy, or by duly executing and delivering to the Corporate Secretary a subsequent proxy relating to the same shares, or by attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute revocation of a proxy). The Company expects to incur additional fees of approximately $5,000 from Kissel-Blake Inc. to facilitate the proxy solicitation.

    Your vote is important. We urge you to take the proper steps as described above to ensure that your shares are voted according to your wishes.

                                             Sincerely,

                                             /s/ Clark A. Johnson
                                             Clark A. Johnson
                                             Chairman of the Board


  If you have any questions, please contact the Company's proxy solicitor:
            Kissel-Blake Inc. at telephone number (800) 554-7733.

                                  APPENDIX


                            PIER 1 IMPORTS, INC.
                       301 Commerce Street, Suite 600
                           Fort Worth, Texas 76102

                                    PROXY

     Solicited on Behalf of the Board of Directors for Annual Meeting of Shareholders, June 27, 1996

     The undersigned hereby appoints CLARK A. JOHNSON, MARK L. HART, JR. and
J. RODNEY LAWRENCE, and each of them, proxies with full power of substitution, to represent and to vote as set forth herein all the shares of the Common Stock of Pier 1 Imports, Inc. held of record by the undersigned on May 8, 1996, at the annual meeting of shareholders to be held at 10:00 a.m. local time on June 27, 1996, at the Radisson Plaza Hotel, Grand Crystal Ballroom, Section A, 815 Main Street, Fort Worth, Texas, and any adjournment thereof.

     This proxy, when properly executed, will be voted in the manner directed by the undersigned shareholder. If no direction is made, this proxy will be voted "FOR" the election of the directors nominated, "FOR" the proposed amendments to the Company's 1989 Employee Stock Option Plan, and "AGAINST" the two Stockholder Proposals.

You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. The Proxies cannot vote your shares unless you sign and return this card.

(Continued and to be signed and dated on the reverse side)

- -----------------------------------------------------------------------------

Item 1.
Election of Directors.  FOR all nominees [ ]   WITHHOLD AUTHORITY to vote [ ]
                        listed below           for all nominees listed below

                        *EXCEPTIONS      [ ]

Nominees: Clark A. Johnson, Charles R. Scott, Marvin J. Girouard Sally F.
          McKenzie, James M. Hoak, Jr., Martin L. Berman and Craig C. Gordon (INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the "Exceptions" box and write that nominee's name in the space below.)

*Exceptions _______________________________________________________________


Item 2. Approval of the proposed amendments to the 1989 Employee Stock Option Plan.

        FOR  [ ]      AGAINST  [ ]      ABSTAIN  [ ]

Item 3. Act upon a stockholder proposal to request the Company to retain an Investment Banker.

        FOR  [ ]      AGAINST  [ ]      ABSTAIN  [ ]

Item 4. Act upon a stockholder proposal to recommend adoption of confidential voting.

        FOR  [ ]      AGAINST  [ ]      ABSTAIN  [ ]

Item 5. In their discretion, the Proxies are authorized to vote as described in the Proxy Statement and upon such other business as may properly come before the meeting or any adjournment thereof.

                                           Change of Address and/or    [ ]
                                           Comments Mark Here


                                NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administer, trustee or guardian, please give full title as such.

                                Dated: __________________________, 1996

                                _______________________________________
                                               Signature

                                _______________________________________
                                       Signature if held jointly

                                Votes must be indicated
                                (x) in Black or Blue Ink   [X]

Please date, sign and return promptly in the enclosed envelope.